                                                                 EXHIBIT 4.13.17


THIS NOTE (THE "NOTE") AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EPIXTAR CORP. AND/OR VOXX CORPORATION, AS APPLICABLE, THAT SUCH REGISTRATION IS NOT REQUIRED.


                          SECURED CONVERTIBLE TERM NOTE

         FOR VALUE RECEIVED, EPIXTAR CORP., a Florida corporation ("EPXR"), and VOXX CORPORATION, a Florida corporation ("VOXX") (EPXR and VOXX, collectively, the "BORROWER"), jointly and severally hereby promise to pay to Sands Brothers Venture Capital III LLC (the "HOLDER") or its registered assigns or successors in interest the sum of One Million Two Hundred Thousand Dollars ($1,200,000), together with any accrued and unpaid interest hereon, on April 29, 2008 (the "MATURITY DATE") if not sooner paid.

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

The following terms shall apply to this Note:

                                    ARTICLE I
                             INTEREST & AMORTIZATION

         1.1 Interest Rate. Subject to Sections 4.11 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2.00%). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest shall be (i) calculated on the basis of a 360 day year and payable monthly, in arrears, commencing on June 1, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a "REPAYMENT DATE").

         1.2 Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the "PRINCIPAL AMOUNT") shall begin on November 1, 2005 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date (each, an "AMORTIZATION DATE"). Subject to Article 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $28,571.43 (the "MONTHLY PRINCIPAL AMOUNT"), together with any accrued and unpaid interest to date on such portion of the Principal Amount (as defined below) plus any and all other amounts which are then owing under this Note, the Purchase Agreement or any other Related Agreement but have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "MONTHLY AMOUNT"). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                                   ARTICLE II
                              CONVERSION REPAYMENT

         2.1 Payment of Monthly Amount in Cash or Common Stock. (a) If the Monthly Amount is required to be paid in shares of Common Stock (as defined below) pursuant to Section 2.1(b), each month by the fifth (5th) business day prior to each Amortization Date (the "NOTICE DATE"), the Holder shall, subject to Section 2.2 below and the other provisions of this Note, deliver to Borrower a written notice in the form of Exhibit B attached hereto converting the Monthly Amount payable on the next Amortization Date or Repayment Date, as the case may be, into freely tradable unrestricted shares of common stock of EPXR ("EPXR Common Stock") or, following the satisfaction of each of the conditions set forth in clause (i) of Section 2.2 below, into freely tradable unrestricted shares of common stock of VOXX ("VOXX Common Stock") (EPXR Common Stock and VOXX Common Stock, collectively, the "Common Stock")(each, a "REPAYMENT NOTICE"). If a Repayment Notice is not delivered by the Holder on or before the applicable Notice Date for such Amortization Date (or is not required to be delivered in accordance with Section 2.1(b)), then the Borrower shall pay the Monthly Amount due on such Amortization Date in cash. Any portion of the Monthly Amount paid in cash on an Amortization Date or Repayment Date, as the case may be, shall be paid to the Holder in an amount equal to 102% of the principal portion of the Monthly Amount otherwise due and owing to Holder on such Amortization Date or Repayment Date. If the Holder converts all or a portion of the Monthly Amount in shares of Common Stock as provided herein, the number of such shares to be issued by the Borrower to the Holder on such Amortization Date or Repayment Date, as the case may be, shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the "FIXED CONVERSION PRICE" shall, subject to further adjustment as provided herein, mean
(x) in the case of a conversion into EPXR Common Stock, $1.00 and (y) in the case of a conversion into VOXX Common Stock on or after the date of the consummation of an initial public offering of the VOXX Common Stock (the "VOXX IPO Date"), a price equal to 85% of the offering price of the VOXX Common Stock on the VOXX IPO Date (after giving effect thereto).

         (b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert all or a portion of the Monthly Amount due on each Repayment Date in shares of Common Stock if the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding such Repayment Date was greater than or equal to 110% of the Fixed Conversion Price, provided, however, that such conversions shall not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the five
(5) day trading period immediately preceding delivery of a Notice of Conversion to the Borrower. Any part of the Monthly Amount due on a Amortization Date or Repayment Date, as the case may be, that the Holder has not converted into shares of Common Stock shall be paid by the Borrower in cash on such Amortization Date or Repayment Date. Any part of the Monthly Amount due on such Amortization Date or Repayment Date which must be paid in cash (as a result of the closing price of the Common Stock on one or more of the five (5) trading days preceding the applicable Amortization Date or Repayment Date being less than 110% of the Fixed Conversion Price) shall be paid in cash at the rate of 102% of the Monthly Amount otherwise due on such Amortization Date or Repayment Date, within three (3) business days of the applicable Amortization Date or Repayment Date.

         2.2 No Effective Registration. Notwithstanding anything to the contrary herein, unless the Holder, in its sole discretion, shall request otherwise, none of the Borrower's obligations to pay the Monthly Amount to the Holder may be converted into VOXX Common Stock or EPXR Common Stock unless and until (i) in the case of conversion into VOXX Common Stock, either (I) (a) VOXX shall have consummated an initial public offering, (b) VOXX Common Stock shall be publicly traded on a nationally recognized exchange; and (c) the shares underlying the conversion of this Note into VOXX Common Stock pursuant to the terms hereof shall have been registered on an effective, current Registration Statement (as defined in the Registration Rights Agreement) or (II) an exemption from registration of the EPXR Common Stock (with respect to the resale of such common stock) is available to pursuant to Rule 144 of the Securities Act; (ii) in the case of conversion into EPXR Common Stock, (a) the shares underlying the conversion of this Note into EPXR Common Stock pursuant to the terms hereof shall have been registered on an effective, current Registration Statement; or
(b) an exemption from registration of the EPXR Common Stock (with respect to the resale of such common stock) is available to pursuant to Rule 144 of the Securities Act and (III) in each of the foregoing cases, no Event of Default hereunder or under any Related Agreement exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

         2.3 Optional Redemption in Cash. The Borrower will have the option of prepaying this Note ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to one hundred thirty percent (130%) of the outstanding principal amount of this Note at the time of prepayment, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Agreement (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE") which date shall be seven (7) business days after the date of the Notice of Redemption (the "REDEMPTION PERIOD"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

                                  ARTICLE III
                               CONVERSION RIGHTS

         3.1. Holder's Conversion Rights. The Holder shall have the right, but not the obligation, to convert at any time all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur.

         73.5     3.2      This Section left intentionally blank.

         73.6

         73.7     3.3      Mechanics of Holder's Conversion. (a) In the event
that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("NOTICE OF CONVERSION") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.


         73.8     (b)      Pursuant to the terms of the Notice of Conversion,
the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within two (2) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

         3.4      Conversion Mechanics.

         (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Amortization Dates in chronological order.

         (b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

         A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

         B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

         C. Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall (x) in the case of EPXR Common Stock, at any time prior to the conversion or repayment in full of the Principal Amount and (y) in the case of VOXX Common Stock at any time after the consummation of an initial public offering of the VOXX Common Stock and prior to the conversion or repayment in full of the Principal Amount, issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance (and such issuance, an "Offering"), then the Fixed Conversion Price shall be immediately reset to such lower Offer Price at the time of issuance of such securities pursuant to the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

         If the Borrower issues any additional shares pursuant to Section 3.4 above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

           ---------------------------
                      A + B
           ---------------------------
           (A + B) + [((C - D) x B)/C]
           ---------------------------

                  A  = Total amount of shares convertible pursuant to this Note, the Purchase Agreement and the Related Agreements.

                  B  = Actual shares sold in the Offering

                  C  = Fixed Conversion Price

                  D  = Offering price

         D. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

         3.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

                                   ARTICLE IV
                               EVENTS OF DEFAULT

           Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 110% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the "DEFAULT PAYMENT"). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to this Note, the Purchase Agreement or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to outstanding principal balance of this Note.

         The occurrence of any of the following events set forth in Sections 4.1 through 4.12, inclusive, is an "EVENT OF DEFAULT":

         4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, and in any such case, such failure shall continue for a period of five (5) days following the date upon which any such payment was due.

         4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of thirty
(30) days after the occurrence thereof.

         4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

         4.4 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

         4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

         4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries and if commenced against the Borrower or any such Subsidiary shall not be dismissed within forty-five (45) days.

         4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

         4.8 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

         4.21 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in any Related Agreement) or any event of default (or similar term) under any other indebtedness.

         4.22 Change in Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A "Change of Control" shall mean any event or circumstance as a result of which (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of EPXR, (ii) the Board of Directors of EPXR shall cease to consist of a majority of the Board of Directors of EPXR on the date hereof (or directors appointed by a majority of the Board of Directors of EPXR in effect immediately prior to such appointment), (iii) EPXR sells all or any part of the equity interests of, or all or substantially all of the assets of, Voxx or any of its Subsidiaries prior to the consummation of an initial public offering of the VOXX Common Stock or (iv) Voxx or any of its Subsidiaries merges or consolidates with, or sells or transfers all or substantially all of its assets to, any other person or entity; provided that (i) any Subsidiary of Voxx may merge or consolidate with any other Subsidiary of Voxx so long as the surviving entity in any such merger or consolidation is a Subsidiary of Voxx that is party to the Master Security Agreement, the Guaranty and the Stock Pledge Agreement and (ii) any Subsidiary of Voxx may sell or transfer all or substantially all of its assets to any person or entity that is party to the Master Security Agreement, the Guaranty and the Stock Pledge Agreement. Notwithstanding the foregoing contained in this Section 4.10, it is contemplated that Voxx and its subsidiaries will consummate an initial public offering of its common stock and it is hereby acknowledged and agreed to by Holder that such an initial public offering will not constitute an Event of Default under this 4.10.

         4.23 Federal Trade Commission Action. The Federal Trade Commission or any other governmental agency shall commence any action against the Borrower or any or its Subsidiaries, the effect of any such action, or any judgment, order or settlement resulting therefrom, on the Borrower or any such Subsidiary is to restrain or deprive the Borrower and its Subsidiaries from utilizing any substantial portion of their assets determined on a consolidated basis.

         4.24 Cross-Default. An Event of Default, under and as defined in any of (i) any Secured Convertible Term Note, dated the date hereof, issued by EPXR and Voxx to Laurus (as amended, modified or supplemented from time to time, the "2005 Notes"), (ii) the Laurus Securities Purchase Agreement or (iii) the Related Agreements referred to in the Laurus Securities Purchase Agreement, shall have occurred and be continuing.

                           DEFAULT RELATED PROVISIONS

         4.12 Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note, which default interest shall be payable upon demand.

         4.13     Conversion Privileges. The conversion privileges set forth in
Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

         4.14 Cumulative Remedies. The remedies under this Note shall be cumulative.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

         5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

         5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

         5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Except as set forth below in this Section 5.5, any and all disputes, controversies and claims that the Borrower or any of its Subsidiaries may assert against the Holder arising out of or relating to this Note, the Purchase Agreement or any other Related Agreement shall be determined exclusively by arbitration (each such arbitration, an "Arbitration") in New York City before a panel of three neutral arbitrators agreed to by the Holder and the Borrower (collectively, the "Arbitrators") in accordance with and pursuant to the then existing commercial arbitration rules of the American Arbitration Association. The Borrower (on its behalf and on behalf of its subsidiaries) hereby irrevocably waives any right to assert such claims in any other forum. The Arbitrators shall have the power in their discretion to award specific performance or injunctive relief (but shall not have the power to render any incidental, special or punitive damages) and reasonable attorneys' fees and expenses to any party in any arbitration. The Arbitrators may not change, modify or alter any express condition, term or provision of this Note, the Purchase Agreement or of any other Related Agreement nor shall they have the power to render any award against the Holder that would have such effect. Each Arbitration award shall be final and binding upon the parties subject thereto and judgment may be entered thereon in any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with an Arbitration or for the enforcement of any Arbitration award may be made in the same manner as communications may be given under Section 5.2 hereof. Notwithstanding the foregoing, the provisions of this Section 5.5 nor any other provision contained in this Note, the Purchase Agreement or in any other Related Agreement shall limit in any manner whatsoever the Holder's right to commence an action against or in connection with the Borrower, any of its Subsidiaries or their respective properties in any court of competent jurisdiction or otherwise utilize judicial process in connection with or arising out of the Holder's rights and remedies under this Note, the Purchase Agreement and/or any Related Agreement or otherwise (any such action, a "Court Action"). Court Actions may be brought by the Holder in any state or federal court of competent jurisdiction and the Borrower (on its behalf and on behalf of its Subsidiaries) irrevocably submits to the jurisdiction of such state and federal courts and irrevocably waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum or right of removal or right to jury trial under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner as communications may be given under Section 5.2. In addition, the Holder may serve process in any other manner permitted under applicable law. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this
Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

         5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         5.7 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of VOXX and its Subsidiaries as more fully described in the Master Security Agreement dated as of the date hereof and
(ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The Obligations of the Borrower under this Note are guaranteed pursuant to the Guaranty dated as of the date hereof.

         5.17 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         5.18 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

         5.19 Joint and Several Obligations. All obligations of VOXX and EPXR as co-borrowers under this Note and the Related Agreements (the "Obligations") shall be joint and several obligations, and the Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of the Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Holder to the Borrower, failure of Holder to give either EPXR or VOXX any notice, any failure of Holder to pursue to preserve its rights against either EPXR and/or VOXX, the release by Holder of any collateral now or thereafter acquired from either EPXR, VOXX and/or any other subsidiary of EPXR, and such agreement by each of EPXR and VOXX to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Holder to either EPXR, VOXX, or any other subsidiary of EPXR or any collateral for the Obligations or the lack thereof. Each of EPXR and VOXX expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which each of EPXR and/or VOXX may now or hereafter have against the other or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other's property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Note, the Purchase Agreement or any other Related Agreement, until all Obligations have been indefeasibly paid in full and this Note, the Purchase Agreement and the other Related Agreements have been irrevocably terminated.

      [Balance of page intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this ___ day of April, 2005.


                                             EPIXTAR CORP.


                                             By: /s/ Ilene Kaminsky
                                                 -------------------------------
                                             Name: Ilene Kaminsky
                                             Title: CEO

WITNESS:


/s/ Witness
-------------------------------


                                             VOXX CORPORATION


                                             By: /s/ Ilene Kaminsky
                                                 -------------------------------
                                             Name: Ilene Kaminsky
                                             Title: CEO

WITNESS:


/s/ Witness
-------------------------------

                                   EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]


The Undersigned hereby converts $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by Epixtar Corp. and Voxx Corporation dated __________ __, 2005 by delivery of Shares of Common Stock of Epixtar Corp. or Voxx Corporation, as applicable, on and subject to the conditions set forth in Article III of such Note.


1.       Date of Conversion
                                 -----------------------

2.       Shares To Be Delivered:
                                 -----------------------

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                    EXHIBIT B

                                CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of a Monthly Amount into Common Stock)

[Name and Address of Holder]


Holder hereby converts $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by Epixtar Corp. and Voxx Corporation dated ____________ __, 2005 by delivery of Shares of Common Stock of Epixtar Corp. or Voxx Corporation, as applicable, on and subject to the conditions set forth in Article III of such Note.


1.       Fixed Conversion Price:   $_______________________

2.       Amount to be paid:        $_______________________

3.       Shares To Be Delivered (2 divided by 1):  _____________________

4.       Cash payment to be made by Borrower:     $_____________________


Date: ____________                        Sands Brothers Venture Capital III LLC


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------